CODE OF ETHICS

Lincoln Financial Distributors, Inc.,

as Principal Underwriter for Lincoln Bain Capital Total Credit Fund, Lincoln Funds Trust, Lincoln Partners Group Royalty Fund, and Lincoln Variable Insurance Products Trust

CREDO

It is the duty of all Lincoln Financial Distributors, Inc. (“LFD”) employees, officers, and directors to always conduct themselves with integrity. In the interest of this credo, all Access Persons’ (as defined below) personal transactions will be conducted consistent with this Code of Ethics (this “Code”) and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility with LFD. The fundamental standard of this Code is that LFD personnel should not take any inappropriate advantage of their position with LFD.

The purpose of this Code is to comply with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), which applies to LFD in its capacity as principal underwriter to Lincoln Bain Capital Total Credit Fund, Lincoln Funds Trust, Lincoln Partners Group Royalty Fund, and Lincoln Variable Insurance Products Trust (collectively, the “Trusts”). LFD may from time to time adopt such interpretations of this Code as it deems appropriate. Except as provided under this Code, all reports of securities transactions and any other information provided to LFD or the Trusts pursuant to this Code shall be treated as confidential.

I.	Definitions

(A) “Access Person” means any director, officer or general partner of LFD who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities (as defined below) by the Trusts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Trusts regarding the purchase or sale of Covered Securities.

(B) “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Revised – 10/25

(C) “Beneficial Ownership” is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 16a-1(a)(2) thereunder. A person should consider themselves the Beneficial Owner of securities in which they have a direct or indirect pecuniary interest. In addition, a person should consider themselves the Beneficial Owner of securities held by their spouse, domestic partner, dependent children, any person who shares their home, or other persons (including trusts, partnerships, corporations and other entities) by reason of any contract, arrangement, understanding or relationship that provides them with sole or shared voting or investment power.

(D) “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act, which defines “Control” as the power to exercise a controlling influence over the management or policies of a company. The issue of influence or Control is a question of fact, which must be determined based on all relevant facts and circumstances.

(E) “Covered Security” shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include: Direct obligations of the Government of the United States; Bankers’ acceptances, bank certificates of deposit, savings accounts, commercial paper and high quality short-term debt instruments, including repurchase agreements; and shares issued by open-end investment companies.

(F) An “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

(G) A “Security Held or to be Acquired” by the Trusts means any Covered Security which, within the most recent fifteen days, (i) is or has been held by the Trusts, or (ii) is being or has been considered by the Trusts or the Trusts’ investment adviser for purchase by the Trusts, and any option to purchase or sell, and any security convertible into or exchangeable for, such Covered Security.

II.	Standards of Conduct and Compliance with Laws

No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such Access Person of a Security Held or to be Acquired by the Trusts:

•	Employ any device, scheme or artifice to defraud the Trusts;

•

Make any untrue statement of a material fact to the Trusts or omit to state a material fact necessary in order to make the statements made to the Trusts, in light of the circumstances in which they are made, not misleading;

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Trusts; or

•	Engage in any manipulative practice with respect to the Trusts.

III.	Prohibited Activities

The following prohibitions apply to Access Persons:

•

Insider Trading: Insider trading is a prohibited practice of trading in securities based on material nonpublic information. All Access Persons are prohibited from trading, either personally or on behalf of others (including family), on material nonpublic information or from communicating material nonpublic information to others. These individuals are also prohibited from giving advice based on inside information.

•	Purchase of Initial Public Offerings: All Access Persons are prohibited from purchasing Initial Public Offerings.

Revised – 10/25

•

Engage In Prohibited Sales and Marketing Practices: Certain sales practices are specifically prohibited by various federal and state laws, and the NAIC Model Unfair Trade Practices Act, which has been adopted by many states. Among the sales practices in which Access Persons may not engage are:

•	Churning;

•	Twisting;

•	Switching;

•	Arranging for credit;

•	Bashing;

•	Deceptive practices;

•	Fraud;

•	High pressure tactics;

•	Rebating; and

•	Unfair trade practices.

Engaging in any of the prohibited activities set forth above may subject an Access Person to sanction, including a fine, suspension or termination.

IV.	Reporting Obligations

(A)

Distribution of Code of Ethics. Each Access Person shall be provided with a copy of this Code within ten days of such person becoming an Access Person and shall be provided with a copy of a revised Code within ten days of the effective date of any amendments to this Code. Each Access Person shall sign a written acknowledgment within ten days of receiving this Code and any amendments hereto, which shall affirm such Access Person’s receipt and understanding of the Code.

(B)	Reports Required. Unless excepted by Section IV(C), every Access Person must submit to LFD the following reports:

(1)

Initial Holdings Reports. No later than ten days after the person becomes an Access Person, a report including at least the following information (which information must be current as of a date no more than forty-five days prior to the date the person becomes an Access Person):

(a)	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

(b)

The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(c)	The date that the report is submitted by the Access Person.

Revised – 10/25

(2)	Quarterly Transaction Reports. No later than thirty days after the end of a calendar quarter, a report including at least the following information:

(a)	With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:

(i)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price of the Covered Security at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	The date that the report is submitted by the Access Person.

(b)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(i)	The name of the broker, dealer or bank with whom the Access Person established the account;

(ii)	The date the account was established; and

(iii)	The date the report is submitted by the Access Person.

(3)	Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than forty-five days before the report is submitted):

(a)	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

(b)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(c)	The date that the report is submitted by the Access Person.

(C)	Exceptions from Reporting Requirements.

(1)

A person need not make a report under Section IV(B) with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or Control (See Section I(D) for the definition of “Control”).

(2)

An Access Person need not make a quarterly transaction report under Section IV(B)(2) if the report would duplicate information contained in broker trade confirmations or account statements received by LFD with respect to the Access Person in the time period required by Section IV(B)(2) if all of the information required by that Section is contained in the broker trade confirmations or account statements, or in the records of LFD. All broker trade confirmations and account statements that are printed on paper shall be organized in a manner that allows easy access to and retrieval of any particular confirmation or statement.

Revised – 10/25

(3)	An Access Person need not make a report to LFD under Section IV(B) if:

(a)	LFD is not an affiliated person of the Trusts (unless the Trust is a unit investment trust) or any investment adviser of the Trusts; and

(b)	LFD has no officer, director or general partner who serves as an officer, director or general partner of the Trusts or of any investment adviser of the Trusts.

(4)

An Access Person need not make a report to LFD under Section IV(B) if such individual is an Access Person based on their affiliation with Lincoln Financial Investments Corporation, the Trusts’ investment adviser (“LFI”), and complies with the reporting requirements set forth in LFI’s Code of Ethics. LFD will obtain acknowledgement and confirmation from LFI annually that such Access Persons have not violated LFI’s Code of Ethics.

(5)	An Access Person need not make a quarterly transaction report under Section IV(B)(2) with respect to transactions effected pursuant to an Automatic Investment Plan.

(D)	Annual Report to Board of Trustees

(1)	No less frequently than annually, LFD will furnish to the Trusts’ Boards of Trustees, and the Boards of Trustees will consider a written report that:

(a)

Describes any issues arising under this Code or related procedures since the last report to the Boards of Trustees, including, but not limited to, information about material violations of this Code or related procedures and sanctions imposed in response to the material violations; and

(b)	Certifies that LFD has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

V.	Reporting Violations

LFD’s supervisory principals shall report to LFD’s Chief Compliance Officer (the “CCO”) any apparent violations of the prohibitions or reporting requirements contained in this Code. The CCO will review the reports made and determine whether or not this Code has been violated and shall determine what sanctions, if any, should be imposed in addition to any that may already have been imposed.

The CCO will advise the Trusts’ Boards of Trustees of any issues arising under this Code or related procedures, including, but not limited to, information about material violations of this Code and related procedures and sanctions imposed in response to the material violations.

Revised – 10/25

VI.	Records

LFD shall maintain records in the manner and to the extent set forth below and shall make such records available to the Securities and Exchange Commission (the “SEC”) and any representative of the SEC for reasonable periodic, special or other examination:

(A)	A copy of this Code and any other LFD code of ethics that is in effect, or at any time within the past five years was in effect, shall be maintained in an easily accessible place;

(B)

A record of any violation of this Code, and of any action taken as a result of the violation, shall be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

(C)

A copy of each report made by an Access Person as required by Section IV(B), including any information provided in lieu of the Quarterly Transaction Reports pursuant to Section IV(C)(2), shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

(D)

A record of all persons, currently or within the past five years, who are or were required to make reports under Section IV(B), or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place; and

(E)	A copy of each report required by Section IV(D) must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

Revised – 10/25